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                                  Exhibit No. 5


                      Opinion of Counsel as to Legality of
                         the Securities being Registered


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                                           July 19, 1996


4Health, Inc.
5485 Conestoga Court
Boulder, Colorado  80301

Dear Sirs:

     You have requested our opinion in connection with a Registration Statement on Form S-8 dated July 15, 1996, to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to shares of common stock, par value $0.01 per share ("Common Stock") of 4Health, Inc., a Utah corporation (the "Company"), to be issued pursuant to the 4Health, Inc. Long-Term Stock Incentive Plan (the "LTSIP").

     As counsel for the Company, we are familiar with the LTSIP, and with the corporate proceedings relating thereto. Based thereon, it is our opinion that the securities registered for the LTSIP, when issued and sold pursuant to the terms of the LTSIP and the stock option agreements issued thereunder, will be legally issued, fully paid and non-assessable, provided, in the case of original issue shares (if any), the Company receives as consideration an amount at least equal to the par value thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           Satterlee Stephens Burke & Burke LLP